Exhibit 77Q(1)(e)


INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, dated May 1, 2015, between The Gabelli Capital Series Funds, Inc., on behalf of Gabelli Capital Asset Fund (the "Corporation" and the "Fund", respectively), a Maryland corporation, and Gabelli Funds, LLC (the "Adviser"), a New York limited liability company (the "Agreement").

      In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.	In General

      The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Corporation and the Fund with respect to the investment of the assets of the Corporation allocated to the Fund and to supervise and arrange the purchase and sale of assets held in the investment portfolios of the Fund. The Adviser may delegate any or all of its responsibilities to one or more sub-advisers or administrators, subject to the approval of the Board of Directors of the Corporation. Such delegation shall not relieve the Adviser of its duties and responsibilities hereunder.

2.	Duties and obligations of
the Adviser with respect to
investments of assets of the
Fund

            (a)	Subject to the succeeding provisions of this
paragraph and subject to the direction and control of the Corporation's Board of Directors, the Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Fund's assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) arrange for the purchase and sale of securities and other assets held in the investment portfolio of the Fund and (iii) oversee the administration of all aspects of the Fund's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in subparagraph (b) below. Nothing contained herein shall be construed to restrict the Corporation's right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Fund's shares.

(b)       In addition to the investment management
services provided in paragraph
(a) above, the Adviser shall provide, or arrange for the provision of, the following additional services for the Fund: (i) maintaining the Fund's books and records, such as journals, ledger accounts and other records in accordance with applicable
laws and regulations to the extent not maintained   by    the
Fund's   custodian ,   transfer    agent   and    dividend
disbursing    agent; (ii) transmitting purchase and redemption
orders for the Fund's shares to the extent not transmitted by the Fund's distributor or others who purchase and redeem shares;
(iii) initiating all money transfers to the Fund's custodian and from the Fund's custodian for the payment of the Fund's expenses, investments, dividends and share redemptions; (iv) reconciling account information and balances among the Fund's custodian, transfer agent, distributor, dividend disbursing agent and the Adviser; (v) providing the Fund, upon request, with such office space and facilities, utilities and office equipment as are adequate for the Fund's needs; (vi) preparing, but not paying for, all reports by the Corporation, on behalf of the Fund, to its shareholders and all reports and filings required to maintain the registration and qualification of the Fund's shares under federal and state law including periodic updating of the Corporation's registration statement and Prospectus (including its Statement of Additional Information); (vii) supervising the calculation of the net asset value of the Fund's shares; and
(viii) preparing notices and agendas for meetings of the Fund's shareholders and the Corporation 's Board of Directors as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Directors.

            (c) In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940, as amended (the "Act"), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law;
(iii) the Articles of Incorporation and By-Laws of the Corporation, as such documents are amended from time to time;
(iv) the investment objective, policies and restrictions applicable to the Fund as set forth in the Corporation's Registration Statement on Form N- I A and (v) any policies and determinations of the Board of Directors of the Corporation with respect to the Fund.

            (d) The Adviser will seek to provide qualified personnel to fulfill its duties hereunder and will bear all costs and expenses (including any overhead and personnel costs) incurred in connection with its duties hereunder and shall bear the costs of any salaries or directors fees of any officers or Directors of the Corporation who are affiliated persons (as defined in the Act) of the Adviser. The Corporation shall be responsible for the payment of all the Fund's other expenses, including (i) payment of the fees payable to the Adviser under paragraph 4 hereof; (ii) organizational expenses; (iii) brokerage fees and commissions; (iv) taxes; (v) interest charges on borrowings; (vi) the cost of liability insurance or fidelity bond coverage for the Fund officers and employees, and Directors' and officers' errors and omissions insurance coverage; (vii) legal, auditing, and accounting fees and expenses; (viii) charges of the Fund's custodian, transfer agent and dividend disbursing agent;
(ix) the Fund's pro-rata portion of dues, fees and charges of any trade association of which the Corporation is a member; (x) the expenses of printing, preparing and mailing proxies, share certificates and reports, including the Fund's prospectuses and statements of additional information, and notices to shareholders; (xi) filing fees for the registration or qualification of the Fund and its shares under federal or state securities laws; (xii) the fees and expenses involved in registering and maintaining registration of the Fund's shares with the Securities and Exchange Commission; (xiii) the expenses of holding shareholder meetings; (xiv) the compensation, including fees, of any of the Corporation's Directors, officers or employees who are not affiliated persons of the Adviser; (xv) all expenses of computing the Fund's net asset value per share,
including any equipment or services obtained solely   for   the
purpose   of   pricing   shares   or   valuing   the   Fund's
investment   portfolio; (xvi) expenses of personnel performing
shareholder servicing functions and all other distribution expenses payable by the Corporation; (xvii) if approved by the Board of Directors, compensation and expenses of the Fund's chief compliance officer and expenses associated with the Fund's compliance program; and (xviii) litigation and other extraordinary or non-recurring expenses and other expenses properly payable by the Fund.

            (e) The Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, but neither the Adviser nor any of its officers, trustees, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided, however, that the foregoing shall not constitute a waiver of any rights which the Corporation may have which may not be waived under applicable law.

            (f) Nothing in this Agreement shall prevent the Adviser or any trustee, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its trustees, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

3.          Portfolio Transactions

      In the course of the Adviser's execution of portfolio transactions for the Fund, it is agreed that the Adviser shall employ securities brokers and dealers which, in its judgment, will be able to satisfy the policy of the Fund to seek the best execution of its portfolio transactions at reasonable expenses. For purposes of this agreement, "best execution" shall be interpreted in accordance with applicable law as it pertains to the management of registered investment companies by registered investment advisers. Under such conditions as may be specified by the Corporation's Board of Directors in the interest of its shareholders and to ensure compliance with applicable law and regulations, the Adviser may (a) place orders for the purchase or sale of the Fund's portfolio securities with its affiliates, including Gabelli & Company, Inc.; (b) pay commissions to brokers other than its affiliates which are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Adviser to be useful or desirable in the performance of its duties hereunder and for the investment management of other advisory accounts over which it or its affiliates exercise investment discretion in accordance with Section 28(e) of the Securities Exchange Act of 1934; and (c) consider sales by brokers (other than its affiliated distributor) of shares of the Fund and any other mutual fund for which it or its affiliates act as investment adviser, as a factor in its selection of brokers and dealers for the Fund's portfolio transactions.

4.	Compensation  of the Adviser

            (a)	Subject to paragraph 2(b), the Corporation agrees
to pay to the Adviser out of the Fund's assets and the Adviser agrees to accept as full compensation for all services rendered by or through the Adviser a fee computed daily and payable monthly in an amount equal on an annualized basis to 0.75% of the Fund's daily average net asset value. For any period less than a month during which this Agreement is in effect, the fee shall be pro-rated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

            (b) For purposes of this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Corporation for calculating the net asset value of the Fund's shares.

5.	Indemnity

            (a)	The Corporation hereby agrees to indemnify the
Adviser and the Adviser's trustees, officers, employees, and agents (including any individual who serves at the Adviser's request as trustee, officer, partner, trustee or the like of another corporation) and controlling persons of them (the such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which such indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Corporation and furthermore, in the case of any criminal proceeding, so long as he has no reasonable cause to believe that the conduct was unlawful, provided, however, that
(I) no indemnitee shall be indemnified hereunder against any liability to the Corporation or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance,
(ii) bad faith, (iii) gross negligence, (iv) reckless disregard of the duties involved in the conduct of such indemnitee's position (the conduct referred to in such clauses (i) through \v) being sometimes referred to herein as "disabling conduct"),
(2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Corporation and that such indemnitee appears to have acted in good faith in the reasonable belief that its action was in the best interest of the Corporation and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Corporation. Notwithstanding the foregoing, the Corporation shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Corporation cannot lawfully waive.

            (b) The Corporation shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Corporation receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Corporation unless it is subsequently determined that such indemnitee is entitled to such indemnification and if the Directors of the Corporation determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for such indemnitee's undertaking, (B) the Corporation shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of Directors of the Corporation who are not "interested persons" of the Corporation (as defined in Section 2(a)(l 9) of the Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

            (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Corporation, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

            The rights accruing to any indemnitee under these provisions shall not exclude any other right to which such indemnitee may be lawfully entitled.



6.         Duration and Termination

      This Agreement shall become effective upon the date hereof and shall continue in effect for a period of two years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Act.

      This Agreement replaces and supersedes any prior investment advisory agreement between the parties.

      This Agreement may be terminated by the Adviser at any time without penalty upon giving the Corporation sixty days' written notice (which notice may be waived by the Corporation) and may be terminated by the Corporation at any time without penalty upon giving the Adviser sixty days' notice (which notice may be waived by the Adviser), provided that such termination by the Corporation shall be directed or approved by the vote of a majority of the Directors of the Corporation in office at the time or by vote of the holders of a "majority of voting securities" (as defined in the Act) of the Fund at the time outstanding and entitled to vote or, with respect to paragraph 4
(b), by a majority of the Directors of the Corporation who are not "interested persons" of the Corporation. This Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the Act and the rules thereunder).

      It is understood and hereby agreed that the word "Gabelli" is the property of the Adviser for copyright and other purposes. The Corporation further agrees that the word "Gabelli" in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Adviser for other investment companies, entities or products. The Corporation further agrees that, in the event that the Adviser shall cease to act as investment adviser to the Fund, the Fund shall promptly take all necessary and appropriate action to change its name to names which do not include the word "Gabelli"; provided, however, that the Fund may continue to use the word "Gabelli" if the Adviser consents in writing to such use.

7.	Notices

      Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

8.	Governing Law

      This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein and in accordance with the applicable provisions of the Act.





      IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.


THE GABELLI CAPITAL SERIES FUNDS, INC.,
ON BEHALF OF GABELLI CAPITAL ASSET FUND

     By: /s/ Bruce N. Alpert
      Bruce N. Alpert
      President

      GABELLI FUNDS, LLC

      By: /s/ Andrea R. Mango
      Andrea R. Mango
      Secretary